EXHIBIT 15.1

November 9, 2018

Bristow Group Inc.
Houston, TX

Re: Bristow Group Inc. Registration Statements No. 333-115473, 333-121207, 333-145178, 333-192182, and 333-212873 on Form S-8, and No. 333-206535 on Form S-3.
With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated November 9, 2018 related to our review of interim financial information.
Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP
Houston, Texas